For Further Information:
OSI Systems, Inc. Sanjay Sabnani (310) 349-2245 E-mail: sanjay@typcap.com	Imagis Technologies, Inc. Sandra Buschau, VP Investor Relations (604) 684-2449 E-mail: sandy@imagistechnologies.com

FOR IMMEDIATE RELEASE

OSI Systems and Imagis Technologies Explore Strategic Alliance
To Provide Biometric Facial Recognition Solutions
for Aviation and Transportation Security

Hawthorne, CA, Vancouver, Canada, March 5, 2002. - OSI Systems, Inc. ("OSI"), (NASDAQ: OSIS) and Imagis Technologies Inc. ("Imagis") (OTCBB: IGSTF) announced their intention to enter into a strategic alliance pending the successful negotiation and execution of a definitive agreement, for the design, development, and marketing of aviation and transportation security products based on Imagis' biometric facial recognition software, ID-2000. OSI and Imagis will combine this technology with OSI's aviation security products, which include metal detectors and x-ray machines. This will create new and highly effective solutions, that will integrate with existing FAA and airport security protocols. As part of the proposed business alliance, OSI will have the right to invest a maximum of US$2 million by purchasing common shares of Imagis.

"We have seen a significant effort on the part of world airports to integrate a portfolio of solutions including metal detectors, x-ray, explosive detection, and biometrics," said OSI Systems Chairman and CEO Deepak Chopra. "By combining our integration strengths and customer base with Imagis' superior facial recognition technology, we hope to identify high-throughput solutions that increase passenger safety."

Iain Drummond, Imagis Technologies President and CEO, stated, "Having installed the first implementation of facial recognition in a North American airport, at Toronto International, we have extensive operational experience in what is required in the aviation security market. Adding our ID-2000 technology to OSI's installed base of metal detector gates and carry-on x-ray systems will rapidly extend the use of facial recognition in airport security."

About OSI Systems Inc.

OSI Systems Inc. (www.osi-systems.com) is a diversified global developer, manufacturer and seller of optoelectronic-based components and systems. The company has more than 30 years of optoelectronics experience, and through its family of subsidiaries, competes in four specific growth areas: OEM Manufacturing, Security, Medical and Fiber Optics. OSI Systems wholly owned subsidiary, Rapiscan Security Products, Inc., is a leading supplier of high quality x-ray screening and explosives detection systems. The company has delivered thousands of these detection systems to customers worldwide for use in airports, customs facilities, courthouses, government buildings, mail rooms, schools, prisons, embassies, and other locations. The Rapiscan product line, marketed under the Rapiscan, Metor, and Secure 1000 brand names, is manufactured at four global locations and offers a wide range of security screening systems with diverse technologies. For more information on Rapiscan Security Products, Inc., please visit www.rapiscan.com.

About Imagis Technologies Inc.

Imagis is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies, and gaming. Imagis currently has well over a hundred installations of its software in the United States, UK, Canada, and Mexico. http://www.imagistechnologies.com

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"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not historical facts are forward-looking statements that are subject to risks and uncertainties including those risks detailed in the company's Securities and Exchange Commission filings that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. In addition to the factors discussed in the filings with the Securities and Exchange Commission, among the other factors that could cause actual results to differ materially are the following: adverse changes in the business conditions and the general economy; competitive factors, such as rival companies' pricing and marketing efforts; availability of third-party material products at reasonable prices; the financial condition of the customer; risks of obsolescence due to shifts in market demand; and litigation involving product liabilities and consumer issues; and a change in the demand for security systems based upon the ever-changing domestic and international political climate.

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